CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-269243 on Form N-14 of our report dated May 24, 2022, relating to the financial statements and financial highlights of Pacific FundsSM Small/Mid-Cap, Pacific FundsSM Small-Cap, and Pacific FundsSM Small-Cap Value, each a series of Pacific Funds Series Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended March 31, 2022, and to the references to us under the headings “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

February 27, 2023